EXHIBIT 23 (b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TD Banknorth Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-123360, 333-125387 and 333-131435), on Form S-3 (No. 333-132412, -01, -02,) and on Form S-4 (No. 333-61757-99) of TD Banknorth Inc. of our report, dated February 25, 2005, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of Banknorth Group, Inc. for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of TD Banknorth Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2007